Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Can-Fite Biopharma Ltd. dated January 19, 2016, for the registration of up to 3,274,138 of its ordinary shares and to the incorporation by reference therein of our report dated March 27, 2015, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
January 19, 2016	A Member of Ernst & Young Global